As filed with the Securities and Exchange Commission on October 3, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUEPASA CORPORATION

(Exact name of registrant as specified in charter)

Arizona	86-0879433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7550 E. Redfield Rd., Suite A, 85260

(Address of Principal Executive Offices) (Zip Code)

QUEPASA CORPORATION

2006 STOCK INCENTIVE PLAN

(Full title of plan)

Matthew P. Feeney

SNELL & WILMER L.L.P.

One Arizona Center

Phoenix, Arizona 85004-2202

(Name and address of agent for service)

(602) 382-6239

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	5,422,075 shares(1)	$3.94	$21,362,976	$655.84

(1)	Consists of the maximum number of shares of common stock potentially available for issuance pursuant to the terms and conditions of the 2006 Stock Incentive Plan, consisting of: (a) 3,700,000 shares of common stock; (b) 671,875 shares of common stock, which is equal to the number of options that were previously granted under the 1998 Stock Option Plan that either terminated, expired, or lapsed as of September 30, 2007; and (c) 1,050,200 shares of common stock, which is equal to the number of options that remain outstanding under the 1998 Stock Option Plan, which may either terminate, expire, or lapse in the future. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Quepasa Corporation’s common stock that may be offered or issued pursuant to the terms of the 2006 Stock Incentive Plan by reason of stock splits, stock dividends, recapitalization, or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price, and the amount of the registration fee are based on the average of the high and low prices of Quepasa Corporation’s common stock reported on the NASDAQ Stock Market on October 2, 2007 (i.e., $3.94).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee who is eligible to participate in the Quepasa Corporation 2006 Stock Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Quepasa Corporation (“Quepasa”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and are incorporated herein by reference, excluding in each case, information deemed furnished and not filed:

1.	Quepasa’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2006;

2.	Quepasa’s Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31 and June 30, 2007;

3.	Quepasa’s Current Reports on Form 8-K filed on January 24, February 5, February 12, April 13, May 21, and July 3, 2007, and on Form 8-K/A filed on January 26, February 8, and May 23, 2007; and

4.	The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on October 20, 2006, and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description.

All documents subsequently filed by Quepasa or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents, excluding in each case, information deemed furnished and not filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Nevada corporate law provides Quepasa with the statutory authority to indemnify its officers and directors. The applicable provisions of Nevada corporate law state that, to the extent such person is successful on the merits or otherwise, Quepasa may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Quepasa, by reason of the fact that he or she is or was a director, officer, employee or agent of Quepasa, or is or was serving at the request of Quepasa as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Quepasa and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In any threatened, pending or completed action by or in the right of Quepasa, Quepasa also may indemnify any person in connection with that action’s defense or settlement, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Quepasa; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Quepasa, unless and only to the extent that a court shall determine that such indemnity is proper.

Under the applicable provisions of Nevada corporate law, any indemnification shall be made by Quepasa only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made:

(1)	by the shareholders;

(2)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(3)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(4)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Quepasa’s Articles of Incorporation, as amended, provide that directors will not be liable for monetary damages for breach of their fiduciary duty as directors to the fullest extend permitted by Nevada law. Quepasa’s Articles of Incorporation, as amended, also require it to indemnify its officers and directors against any liability to the fullest extent permitted by Nevada law.

For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required in a post-effective amendment is incorporated by reference periodic reports filed by the small business issuer under the Exchange Act.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on October 3, 2007.

QUEPASA CORPORATION

By:	/s/ Robert B. Stearns
Robert B. Stearns
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Robert B. Stearns and Charles B. Mathews, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this registration statement.

Signature	Title	Date

/s/ Robert B. Stearns Robert B. Stearns	Chief Executive Officer and Chairman of the Board of Directors	September 29, 2007

/s/ Charles B. Mathews Charles B. Mathews	Chief Financial Officer (Principal Accounting Officer) and Executive Vice President	September 29, 2007

Alonso Ancira	Director

/s/ Malcolm Jozoff Malcolm Jozoff	Director	September 29, 2007

/s/ Michael D. Matte Michael D. Matte	Director	September 29, 2007

/s/ Lionel Sosa Lionel Sosa	Director	September 29, 2007

/s/ Dr. Jill Syverson-Stork Dr. Jill Syverson-Stork	Director	September 29, 2007

INDEX TO EXHIBITS

Exhibit Number	Description	Page or Method of Filing
4.1	Quepasa Corporation 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to Quepasa’s Current Report on Form 8-K dated July 3, 2007.

4.2	Representative Form of Non-Qualified Stock Option Agreement	Incorporated by reference to Exhibit 10.2 to Quepasa’s Current Report on Form 8-K dated July 3, 2007.

4.3	Representative Form of Incentive Stock Option Agreement	Incorporated by reference to Exhibit 10.3 to Quepasa’s Current Report on Form 8-K dated July 3, 2007.

5.1	Opinion of Snell & Wilmer LLP	Filed herewith

23.1	Consent of Snell & Wilmer LLP	Included as part of Exhibit 5.1

23.2	Consent of Perelson Weiner LLP	Filed herewith

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC	Filed herewith

24.0	Power of Attorney	See Signature Page